Exhibit 24.1

POWER OF ATTORNEY

Each of the undersigned hereby constitutes and appoints Michael T. Chalifoux and Philip J. Dunn his attorneys-in-fact, each with full power to act without the other, to execute on his behalf, individually and in his capacity as an officer and/or director of CarMax, Inc., and to file any documents referred to below relating to the registration of shares of CarMax, Inc. Common Stock, to be issued in connection with the proposed separation of CarMax, Inc. from Circuit City Stores, Inc.; such documents being: one or more registration statements on Form S-4, or any other appropriate form to be filed with the Securities and Exchange Commission (including any registration statement related to the transaction contemplated hereby that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933); such statements with, and/or applications to, the regulatory authorities of any state in the United States as may be necessary to permit such shares to be offered in such states; any and all other documents required to be filed with respect thereto with any regulatory authority; and any and all amendments (post-effective and pre-effective) to any of the foregoing, with all exhibits and documents required to be filed in connection therewith.

Each of the undersigned further grants unto such attorneys and each of them full power and authority to perform each and every act necessary to be done in order to accomplish the foregoing as fully as he himself might do.

IN WITNESS WHEREOF, each of the undersigned has executed this power of attorney as of the 28th day of March, 2002.

/s/ W. ALAN MCCOLLOUGH W. Alan McCollough /s/ MICHAEL T. CHALIFOUX Michael T. Chalifoux /s/ W. AUSTIN LIGON W. Austin Ligon /s/ PHILIP J. DUNN Philip J. Dunn /s/ KEITH D. BROWNING Keith D. Browning